Contact:
Dan A. Chila, EVP and Chief Financial Officer
(856) 691-7700

                   SUN BANCORP, INC - 2003 MOMENTUM CONTINUES

                      SUN BANCORP COMPLETES ACQUISITION OF
                     EIGHT NEW YORK COMMUNITY BANK BRANCHES


VINELAND, N.J., December 22, 2003 - Sun Bancorp, Inc. (NASDAQ: SNBC) announced it completed the acquisition of eight New York Community Bank (NYSE: NYB) branches on Friday, December 19, and converted them to Sun National Bank branches. Five of the new branches are located in Atlantic County, two are in Camden County and one is in Gloucester County.

         This brings the total number of Sun branches to 78, located in 13 southern and central New Jersey counties, Philadelphia and one county in Delaware.

         "These eight new branches help Sun achieve our mission of becoming the premier community bank in every community we serve," said Thomas A. Bracken, president and chief executive officer of Sun Bancorp, Inc. and its wholly owned subsidiary, Sun National Bank. "This acquisition enhances and expands our position and commitment to southern and central New Jersey."

         "Already, we have seen tremendous purpose and enthusiasm among the entire Sun team, which includes the former NYB employees, in converting the branch offices to Sun Community Banking Centers over the weekend, right in the midst of the holiday season. This overwhelmingly positive effort demonstrates to all Sun customers, especially those converting from NYB, how very committed Sun is to the communities it serves," Bracken stated.

                                    - more -

              P.O. Box 849 o 226 Landis Avenue o Vineland, NJ 08360
                          o 856-691-7700 o Member FDIC

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Sun Acquires 8 Branches                                              Page 2 of 2

         Customers of the new branches will benefit from Sun's broad range of banking products and services, as well as Sun's regional banking philosophy.

         The transaction is expected to be accretive to Sun's earnings per share in 2004 and thereafter.

         Sandler O'Neill & Partners, L.P., New York, N.Y., served as financial advisor and Malizia Spidi & Fisch, PC, Washington, D.C., served as legal advisor to Sun Bancorp in this transaction.

         Sun Bancorp, Inc. is located in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 78 Community Banking Centers in Southern and Central New Jersey, in the contiguous New Castle County market in Delaware, and in Philadelphia, Pennsylvania. The deposits of the Bank
are  insured  up  to  the  legal  maximum  by  the  Federal  Deposit   Insurance
Corporation. For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.
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         The  foregoing  material  may contain  forward-looking  statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Sun Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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